                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Chase Equity Associates, LLC ("CEA, LLC")(FN 1)
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   c/o Chase Capital Partners
   380 Madison Avenue - 12th Floor
--------------------------------------------------------------------------------
                                    (Street)

   New York             New York                10017
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

   01/01/2000
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   WESCO International, Inc. ("WCC")
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

|_|   Director                             |X|   10% Owner
|_|   Officer (give title below)           |_|   Other (specify below)

            ________________________________________
--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

   5/11/99
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   |_| Form filed by One Reporting Person

   |X| Form filed by More than One Reporting Person

================================================================================

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             Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

* If the Form is filed by more than one Reporting Person see instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)       cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock,        (FN 2)     N/A         Common Stock (FN 2)    4,653,131     [1 for 1]      D
par value $.01 per share
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) Pursuant to an internal reorganization effective as of January 1, 2000, (i) Chase Equity Associates, LLC ("CEA, LLC") became the successor to Chase Equity Associates, LP ("CEA, LP"), (ii) CCP-CMC Consolidating, LLC ("Consolidating"), a newly-organized affiliate of Chase Capital Partners ("CCP"), became the managing member of CEA, LLC. CCP is the managing member of Consolidating, and pursuant to a master advisory agreement with Consolidating, the manager, by delegation, of CEA, LLC. Prior to the internal reorganization, CCP was the general partner, and the sole shareholder of Consolidating was the limited partner, of CEA, LP. The internal reorganization changed CEA, LP's name and form of organization but did not alter the proportionate interests of its ultimate security holders.

 (2) Class B Common Stock is convertible into Common Stock on a one for one basis at the option of the holder.


Chase Equity Associates, LLC

By: Chase Capital Partners, as Manager

                                                                2/  /2000
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date

By:
   -------------------------------------------

Title:                              of Chase Capital Partners
      -----------------------------

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

---------------------------------------------------------------------------------------------------------------
                                                                                                 Title of
                                                                                                Derivative
                                                                                              Securities and
                                                                                             Title and Amount
                                                                                              of Securities
                                         Date of Event                         Title and        Underlying
 Name and Address of      Designated       Requiring    Issuer Name, Ticker    Amount of        Derivative
  Reporting Person        Reporter(1)      Statement     or Trading Symbol      Security        Securities
---------------------------------------------------------------------------------------------------------------
John R. Baron            Chase Equity      January 1,   WESCO International       N/A       See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt        Chase Equity      January 1,   WESCO International       N/A       See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------
Chris C. Behrens         Chase Equity      January 1,   WESCO International       N/A       See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin        Chase Equity      January 1,   WESCO International       N/A       See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------
Eric Green               Chase Equity      January 1,   WESCO International       N/A       See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 100
---------------------------------------------------------------------------------------------------------------
Michael R. Hannon        Chase Equity      January 1,   WESCO International       N/A       See Table II Above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------
Donald J. Hofmann        Chase Equity      January 1,   WESCO International       N/A       See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
---------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                                         Ownership Form:                           Disclaims
 Name and Address of      Designated      Direct (D) or    Nature of Indirect      Pecuniary
  Reporting Person        Reporter(1)      Indirect (I)   Beneficial Ownership     Interest
-------------------------------------------------------------------------------------------------
John R. Baron            Chase Equity           I         See Explanatory             No
c/o Chase Capital      Associates, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Mitchell J. Blutt        Chase Equity           I         See Explanatory             No
c/o Chase Capital      Associates, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Chris C. Behrens         Chase Equity           I         See Explanatory             No
c/o Chase Capital      Associates, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Arnold L. Chavkin        Chase Equity           I         See Explanatory             No
c/o Chase Capital      Associates, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Eric Green               Chase Equity           I         See Explanatory             Yes
c/o Chase Capital      Associates, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 100
-------------------------------------------------------------------------------------------------
Michael R. Hannon        Chase Equity           I         See Explanatory             No
c/o Chase Capital      Associates, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------
Donald J. Hofmann        Chase Equity           I         See Explanatory             No
c/o Chase Capital      Associates, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Stephen P. Murray        Chase Equity      January 1,   WESCO International       N/A       See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor       Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Susan L. Segal           Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian      Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker        Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh         Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Richard D. Waters        Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------
Damion E. Wicker         Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
Stephen P. Murray        Chase Equity          I         See Explanatory             No
c/o Chase Capital      Associates, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
John M.B. O'Connor       Chase Equity          I         See Explanatory            No
c/o Chase Capital      Associates, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Susan L. Segal           Chase Equity          I         See Explanatory            Yes
c/o Chase Capital      Associates, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Shahan D. Soghikian      Chase Equity          I         See Explanatory            No
c/o Chase Capital      Associates, LLC                   Note 2 below
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
-----------------------------------------------------------------------------------------------
Jeffrey C. Walker        Chase Equity          I         See Explanatory            No
c/o Chase Capital      Associates, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Timothy J. Walsh         Chase Equity          I         See Explanatory            No
c/o Chase Capital      Associates, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Richard D. Waters        Chase Equity          I         See Explanatory            Yes
c/o Chase Capital      Associates, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------
Damion E. Wicker         Chase Equity          I         See Explanatory            No
c/o Chase Capital      Associates, LLC                   Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
CCP European             Chase Equity      January 1,   WESCO International       N/A      See Table II above
Principals, LLC        Associates, LLC        2000          Inc. ("WCC")
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
CCP Principals, LLC      Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
Chase Capital            Chase Equity      January 1,   WESCO International       N/A      See Table II above
Corporation            Associates, LLC        2000          Inc. ("WCC")
(f/k/a Chemical
Capital Corporation)
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
The Chase Manhattan      Chase Equity      January 1,   WESCO International       N/A      See Table II above
Corporation            Associates, LLC        2000          Inc. ("WCC")
270 Park Avenue
35th Floor
New York, NY  10017
-----------------------------------------------------------------------------------------------------------------
Chase Capital            Chase Equity      January 1,   WESCO International       N/A      See Table II above
Partners               Associates, LLC        2000          Inc. ("WCC")
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
CCP-CMC                  Chase Equity      January 1,   WESCO International       N/A      See Table II above
Consolidating, LLC     Associates, LLC        2000          Inc. ("WCC")
c/o Chase Capital
Partners
380 Madison Avenue
12th  Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------
I. Robert Greene         Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Flatiron Partners  Associates, LLC        2000          Inc. ("WCC")
257 Park Avenue
South 12th Floor
New York, NY 10010
-----------------------------------------------------------------------------------------------------------------
Brian J. Richmand        Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
CCP European             Chase Equity           I         See Explanatory            No
Principals, LLC        Associates, LLC                    Note 2 below
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
CCP Principals, LLC      Chase Equity           I         See Explanatory            No
c/o Chase Capital      Associates, LLC                    Note 2 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
Chase Capital            Chase Equity            I        See Explanatory             No
Corporation            Associates, LLC                    Note 2 below
(f/k/a Chemical
Capital Corporation)
c/o Chase Capital
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
The Chase Manhattan      Chase Equity           I         See Explanatory             No
Corporation            Associates, LLC                    Note 3 below
270 Park Avenue
35th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------
Chase Capital            Chase Equity           I         See Explanatory            Nos
Partners               Associates, LLC                    Note 4 below
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
CCP-CMC                  Chase Equity            I        See Explanatory             No
Consolidating, LLC     Associates, LLC                    Note 5 below
c/o Chase Capital
Partners
380 Madison Avenue
12th  Floor
New York, NY 10017
------------------------------------------------------------------------------------------------
I. Robert Greene         Chase Equity           I         See Explanatory             No
c/o Flatiron Partners  Associates, LLC                    Note 6 below
257 Park Avenue
South 12th Floor
New York, NY 10010
------------------------------------------------------------------------------------------------
Brian J. Richmand        Chase Equity           I         See Explanatory             No
c/o Chase Capital      Associates, LLC                    Note 7 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Jonas Steinmann          Chase Equity      January 1,   WESCO International       N/A      See Table II above
c/o Chase Capital      Associates, LLC        2000          Inc. ("WCC")
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
-----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
Jonas Steinmann          Chase Equity           I         See Explanatory             No
c/o Chase Capital      Associates, LLC                    Note 8 below
Partners
380 Madison Avenue
12th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------

Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the sole managing member of CCP-CMC Consolidating, LLC ("Consolidating"), the non-managing member of CEA, LLC. CCP is also the manager, by delegation, of CEA, LLC, pursuant to an advisory agreement with Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CEA, LLC.

3) The amount shown in Table II represents beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of Chase Capital Corporation, a general partner of CCP, the sole managing member of Consolidating and the manager, by delegation, of CEA, LLC. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CEA, LLC.

4) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole managing member of Consolidating, the non-managing member of CEA, LLC. CCP is also the manager, by delegation, of CEA, LLC pursuant to an advisory agreement with Consolidating. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CEA, LLC.

5) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole member of CEA, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CEA, LLC.

6) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of Consolidating and the manager, by delegation, of CEA, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CEA, LLC.

7) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of CEA, LLC and the manager, by delegation, of CEA, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CEA, LLC.

8) The amount shown in Table II represents the beneficial ownership of the Issuer's equity securities by CEA, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the sole managing member of Consolidating, and the manager, by delegation, of CEA, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CEA, LLC.